Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statement (No. 333‑141227, 333-199734 and 333-215624) on Form S-8 and (No. 333-227737) on Form S-3ASR of our reports dated March 1, 2022, with respect to the consolidated financial statements of Allegiant Travel Company and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
Dallas, Texas
March 1, 2022